Exhibit 14.1

Code of Conduct & Ethics
By the CFMI Board of Directors
As Amended and Restated
March 7, 2012

I. Statement of Purpose
This Code of Conduct and Ethics (the “Code”) is intended to govern the conduct of all officers, directors, and employees (collectively, the “Employees”) of Cedar Fair, L.P. and affiliated entities (the “Company”) in their relationships with the Company, its customers, domestic and foreign suppliers, guests, vendors, competitors, and governmental officials and agents.
The Company reaffirms its long-standing policy that the highest standard of ethical and legal conduct is required of all its Employees. Adherence to this standard is vitally important not only because of the direct financial interest of the Company but also because the activities of any Employee may affect the Company's reputation and the public confidence in the integrity of the Company, both of which are essential to the Company's continued success.
This Code is meant to provide guidance to Employees to help them recognize and deal with ethical issues and to provide mechanisms for reporting unethical conduct. This Code will help to foster a culture of integrity and accountability, but it is not meant to replace or substitute for the thoughtful behavior of ethical Employees.
II. Conflicts of Interest
It is the responsibility of each Employee to recognize and avoid any situation that might create a conflict of interest. A “conflict of interest” occurs when an Employee's private interest interferes or appears to interfere in any way with the interests of the Company. Any position, interest, or activity financial or otherwise, direct or indirect, which could materially conflict with or impact an Employee's performance or that, could affect an Employee's independence or judgment concerning transactions with the Company, its suppliers or its competitors is considered a conflict of interest. Positions, interests, or activities of family members may create a conflict of interest.
The Company does not intend to interfere with the right of Employees to engage in outside business or other activities that do not conflict or interfere with their obligations to the Company. The following, however, would be regarded as being inconsistent with the duties of Employees and contrary to Company policy without the prior written approval of the Legal Department or the Employee's divisional vice president:

1.	Outside work for, or being a director, officer, partner, employee, or consultant of, a present or prospective competitor or supplier;

2.
Any stock or other financial interest, directly or indirectly, of an Employee in any present or prospective competitor or supplier. An insubstantial interest in a publicly held corporation or fund is permitted;

3.	Any personal interest, financial or otherwise, in any transaction between the Company and any third party;

4.	Any outside activity which involves the use of Company time, materials or equipment without the prior written approval of the Chief Executive Officer or the divisional vice president; and

5.	Any other outside activity which lessens the impartiality, judgment, effectiveness or productivity expected of Employees.
Activities of a pro bono or community nature for which no compensation is received are permitted when approved in advance by the Legal Department or the Employee's divisional vice president.
No Employee shall make any contribution, directly or indirectly, on behalf of the Company to any political party or candidate for public office. Employees may make personal political contributions utilizing their own funds in their individual capacities provided no reimbursement is sought from or made by the Company.
The Company recognizes that related party transactions between or among the directors, the executive officers, and the Company presents a heightened risk of an actual or perceived conflict of interest. Accordingly, as a general matter, the Company seeks to avoid such transactions. As part of the monitoring of these transactions it is important that timely notice is provided to allow for an internal review of prospective transactions, appropriate oversight and any necessary public disclosure.
Each executive officer, director and director nominee is required to notify the Chairman of the Nominating and Governance Committee or the Legal Department of his or her intention to enter into, or cause the Company to enter into, a related party transaction. The notice must include all material facts with respect to the proposed transaction. The Company will review the material facts of all potential related party transactions and consider whether or not the transaction is in or not inconsistent with, the best interests of the Company and then either approve or disapprove the transaction.

Company policy regarding related party transactions is more particularly set forth in and governed by the Company's Governance Guidelines. A copy of the Governance Guidelines is available at www.cedarfair.com.

III. Confidentiality
Confidential information includes all non-public information that might be of use to investors, analysts, or competitors or harmful to the Company if disclosed. Employees must recognize that all information, written or otherwise, relating to the operations, activities or business of the Company and its parks that they obtain during their period of employment is confidential and proprietary and remains the exclusive property of the Company. Furthermore, they must agree not to disclose any such information unless authorized by appropriate Cedar Fair management personnel or required by law.
IV. Business Opportunities of the Company
Employees owe a duty to the Company to advance its interests when the opportunity arises. Employees are prohibited from personally benefiting from opportunities that are discovered through the use of the Company's property, or through their contacts, information or position with the Company. Employees are also prohibited from competing with the Company by accepting employment or engaging in a business (including consulting or any similar arrangement) that may conflict with the performance of their duties for the Company or the Company's business interest. Employees may not act on behalf of the Company in any transaction in which they or any member of their immediate family has a significant direct or indirect financial interest.
V. Fair Dealing
Each Employee should deal fairly with the Company's customers, suppliers, competitors and Employees. No Employee shall make any gift, payment or loan, or grant any unreasonable favor, to any customer, supplier or government official or agent on behalf of the Company for the purpose of influencing their business judgment or inducing them to compromise their duties to their employers or principals, nor shall any Employee accept from any such person or entity any such gift, payment, loan or favor. This prohibition does not extend to favors or gifts of nominal value (e.g., appointment books, calendars and pens, etc.) to or from customers or suppliers who are not government officials and which do not exceed normal standards of ethical business conduct, or to casual entertainment for business purposes. In no event, however, will concealment of the purpose or amounts involved in such activities be tolerated.
No Employee shall borrow any money or obtain any guaranty or other accommodation, directly or indirectly, from present or prospective competitors, customers or suppliers. This prohibition does not apply to borrowing upon normal terms and conditions from banks or other recognized financial institutions with which the Company maintains business relationships.
VI. Protection and Proper Use of Company Property
All Employees shall protect the Company's property and promote its efficient use. All Company property should be used only for work-related purposes, and any outside activity which involves the use of Company time, materials or equipment must be approved in writing by the Legal Department or the Employee's divisional vice president.
Employees will not engage in unauthorized use, copying, distribution or alteration of software or other intellectual property.
VII. Compliance with Laws, Rules and Regulations
It is the Company's policy to observe all laws, rules and regulations applicable to the conduct of its business and no Employee may engage in illegal activities or permit or encourage other Employees to perform illegal acts on behalf of the Company.
The Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect its transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. All business data, records and reports must be prepared truthfully and accurately. Derogatory remarks or inappropriate characterizations of people and other companies should be avoided in the Company's business records and communications. This applies equally to e-mail, voicemail, internal memos, and formal reports.
The Company is committed to full, fair, accurate, timely and understandable disclosure in its financial reporting and other public filings and communications. All employees play a role in fulfilling this commitment, including those with any responsibility for preparing such reports, filings or public communications, (including drafting, reviewing and signing or certifying the information contained therein). No Employee shall engage in fraudulent or misleading financial reporting of the Company's business activities, or divulge non-public or other confidential information pertaining to the Company to unauthorized outsiders. Employees should inform the Chair of the Audit Committee of the Board of Directors, the Vice President of Corporate Compliance or contact the anonymous toll-free hotline (800-650-0716) if they learn that information in any filing or public communication was untrue or misleading at the time it was made.
The Company is committed to not selectively disclosing (whether in one-on-one or small discussions, meetings, presentations, proposals or otherwise) any material nonpublic information with respect to Cedar Fair L.P. , its securities, business operations, plans, financial condition, results of operations or any development plan. Employees must be particularly vigilant when making presentations or proposals to ensure that our presentations do not contain material nonpublic information.
Known or suspected violations of this Policy will be investigated and may result in disciplinary action up to and including immediate termination of employment from the Company.
No Employee shall buy, sell, trade or otherwise participate in transactions involving the Company's limited partnership units while in possession of material information concerning the Company that has not been released to the general public, but when released may have an impact on the market price of the Company's units. It is not possible to identify all the information that could be viewed as material, but some examples include non-public information about: (a) the Company's financial or operating performance, including earnings and distribution decisions; (b) significant acquisitions, divestitures or other business transactions; (c) announcements about major new rides, attractions, products or services; (d) major new contracts; (e) changes in senior management or Board members; and (f) other significant activities affecting the Company.
It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the securities of any other corporation while in possession of similar non-public material information concerning that corporation.
All Employees are required to comply with the Company's Insider Trading Policy. You can obtain a copy of the Insider Trading Policy by contacting the Legal Department. If you are uncertain about whether you can buy or sell the Company's units or securities of another company that you learn about through working at Cedar Fair, you should contact the Legal Department before buying or selling.
VIII. Reporting Illegal or Unethical Behavior
The Company recognizes that it is sometimes difficult to delineate precise standards of legal and ethical conduct. Whenever such questions regarding the legality or ethics of a situation arise, an Employee should not rely upon his or her personal judgment, but should fully and openly discuss the matter with his or her immediate supervisor.
If an Employee becomes aware of any suspicious activity or behavior, including concerns regarding questionable accounting or auditing matters, he or she should report suspected violations of laws, rules, regulations or this Code to the Audit Committee of the Board of Directors via the toll-free hotline (800-650-0716) established for that purpose. Employees are encouraged to talk to any of their managers, senior managers, human resources representatives, the Legal Department, or Vice President Corporate Compliance about observed illegal or unethical behavior or when in doubt about the best course of action in a particular situation. Employees are expected to cooperate in internal investigations of misconduct.

Reporting the activity will not subject the Employee to discipline, except in the case of a knowingly false report. Any Employee who, in good faith, reports a violation or possible violation of the law or of the Code is protected against retaliatory behavior.
The Company will not fire, demote, suspend, harass or discriminate against any Employee who lawfully provides information to, or otherwise assists or participates in, any investigation or proceeding by a U.S. regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee, or the Employee's manager, relating to what the Employee reasonably believes is a violation of the securities laws or an act of fraud. All reports will be treated confidentially. Anyone wishing to bring any such matter to the attention of the Audit Committee of the Board of Directors may do so via the Company's toll free hotline at 800-650-0716. You are not required to leave your name; anonymous reports will receive a full inquiry.
IX. Waivers and Administration of the Code
This Code shall be administered and monitored by the Audit Committee of the Board of Directors as well the Executive Officers of the Company. All managers and direct supervisors are responsible for reviewing and enforcing the Code with their subordinates. The Company will issue a copy of the Code to all new full-time Employees upon hire and to all full-time Employees upon amendment to the Code. The Employees will be required to sign a receipt form indicating that they have received and read the Code. The Code is also available on the Company's website at: www.cedarfair.com.
All Employees are expected to follow the Code at all times. In the event that a situation arises in which a waiver of the Code is warranted the granting of a waiver will be determined on a case-by-case basis by the Chief Executive Officer. However, waivers for officers and directors may only be granted by the Chair of the Audit Committee, who shall have the sole authority to approve any such waiver from the Code. Any waiver for officers or directors, and the grounds therefore, shall be promptly disclosed to unitholders.
Thank you,
Matthew A. Ouimet
President and Chief Executive Officer